Exhibit (a)(2)(F)
STRICTLY PRIVATE & CONFIDENTIAL PROJECT COLONEL May 9, 2011 Presentation to the Board of Directors

The following discussion materials are highly confidential and constitute privileged information. These materials are intended only for the Board of Directors (the “Board”) of Colonel (“Colonel” or the “Company”), for use in evaluating the proposed transaction described herein and were not prepared with a view to public disclosure or to conform with any disclosure standards under applicable securities laws or otherwise. These materials were not prepared for use by readers not as familiar with the business and affairs of Colonel as the Board and, accordingly, neither Colonel nor Gleacher & Company Securities, Inc. (“Gleacher & Company” or “Gleacher”) nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material when used by persons other than the Board. These materials may not be copied, reproduced, distributed or shared with any other persons for any reason without the explicit written permission of Gleacher & Company, except as required by law. These materials are subject to the terms, conditions and qualifications set forth in our engagement letter with Colonel and the Colonel Board. These materials are not intended to provide the sole basis for evaluating the proposed transaction, do not purport to contain all information that may be required for any such evaluation and should not be considered a recommendation with respect to any transaction. In addition, these materials are not complete without the accompanying oral discussion. No single analysis contained herein can be deemed more or less important than any other analysis and these analyses must be considered, in their totality, with the oral discussion. These materials have been prepared by relying, with the Company’s agreement, on information provided by or otherwise made available to us by the Company and through public sources and through discussions with members of the Company’s management concerning the business and financial condition, earnings, cash flow, assets, liabilities and prospects of the Company as a whole. In particular, we have assumed that the financial projections have been reasonably prepared by the Company and are consistent with the best currently available estimates and judgments of the senior management of the Company as to the future financial performance of the Company. We do not express any opinion with respect to such forecasts or projections or the assumptions on which they are based. Gleacher & Company has assumed and relied on the accuracy and completeness of all such information and on the reasonable preparation, based on the best currently available information, of any assumptions or forecasts or other financial data, in each case supplied or otherwise made available to us by the Company. None of Gleacher & Company or its affiliates or their respective officers, directors, employees, advisors, agents or representatives represents or warrants the accuracy or completeness of any of the material set forth herein, and, in particular, no representation or warranty is or can be made by any of them as to the accuracy and achievability of any projections or estimates, and we express no view with respect to the assumptions on which they are based. These materials are necessarily based upon information available to Gleacher & Company and financial, stock market and other conditions and circumstances existing and disclosed to Gleacher & Company, as of the date of the material. Gleacher & Company does not have any obligation to update, revise or reaffirm the accompanying materials. Disclaimer Gleacher & Company Securities, Inc. prohibits employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target to a subject company, as consideration or inducement for the receipt of business or for compensation. The Firm further prohibits research analysts from sol iciting investment banking business and from being compensated for involvement in investment banking transactions. In the ordinary course of business, Gleacher and its affiliates may trade the securities of the Company and of potential participants in the Proposed Transaction for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities. The Company acknowledges that from time to time Gleacher’s and affiliates’ research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of the members of the Gleacher’s investment banking department, which reports or materials may have an adverse effect on the Company’s interests in connection with the proposed transaction or otherwise.

1 Process Overview 2 Transaction Summary 3 Valuation Analysis A Appendix Table of Contents

1 Process Overview

PROCESS OVERVIEW CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Introduction This presentation summarizes the financial and valuation analyses conducted by Gleacher & Company pertaining to a proposed acquisition (the “Acquisition”) of Colonel by Atlas, in accordance with the terms of the Merger Agreement The Board of Directors of Colonel has asked for Gleacher & Company to render its opinion, as of the date hereof, as to the fairness, from a financial point of view, of the consideration to be paid to the holders of Colonel common stock pursuant to the transaction contemplated by the merger agreement In rendering our opinion, we reviewed materials, conducted analyses and made assumptions as more fully described in the Gleacher & Company opinion letter being provided in connection herewith 5 PROJECT COLONEL

PROCESS OVERVIEW CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Background During the time period beginning in March 2007 and ending in September 2008, Robert Sillerman and an investor group formed 19X and attempted to take Colonel private — The initial definitive agreement reached in June 2007 was subsequently amended and re-approved in August 2007, September 2007, January 2008 and May 2008 During the “go shop” periods that were provided for by the terms of the proposed acquisition by 19X, the financial advisors to Colonel contacted a total of 45 parties between June 2007 and July 2008 to solicit interest in acquiring the Company. Additionally, the Company contacted a number of other parties with respect to securing equity financing for the proposed transaction. 19X’s last attempt to purchase Colonel was withdrawn on November 1, 2008 Since that time, Colonel senior management has had ongoing discussions with a number of interested parties regarding a sale of the Company. Between November 2008 and December 2009, Colonel executed confidentiality agreements with a total eight parties, representing both strategic acquirors and financial sponsors On November 19, 2009, Orchard submitted a preliminary, non-binding indication of interest to the Company, indicating an offer price of $8.00 — $8.75 per share. The proposal was described as fully funded and committed, not dependent on outside financing On December 1, 2009, a Special Committee of the Board of Directors of the Company engaged Gleacher & Company as its exclusive financial advisor in relation to any possible Sale Transaction Beginning in December 2009, as part of its engagement, Gleacher & Company worked together with Company Management (“Management”) to understand the business model and other related financial issues of the Company. Gleacher & Company assisted the Special Committee with its continued negotiations with Orchard and had several meetings with Management and Orchard thereafter On January 15, 2010, Orchard informed the Company that it had made a business decision to end discussions involving a potential purchase of the Company 6 PROJECT COLONEL

PROCESS OVERVIEW CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Background (Cont.) Despite its decision on January 15, 2010 to withdraw from the process, on February 22, 2010, Orchard submitted a revised proposal of $5.50 per share, based on $90 million of run-rate EBITDA, or up to $6.00 - $7.00 per share if due diligence supported higher run-rate EBITDA. The proposal was expected to be fully-funded and committed with equity and debt financing, not dependent on outside financing. In order to move forward with discussions, Orchard insisted on exclusivity, and therefore, on February 25, 2010, Colonel and Orchard agreed to a period of exclusivity, ending on March 19, 2010 Throughout this period, Orchard performed extensive financial, legal, operational and accounting due diligence and hired financial, legal and accounting advisors On March 10, 2010, after Orchard concluded a majority of its due diligence, it submitted a draft term sheet that described a fully financed offer at $5.50 per share. Debt and equity commitment letters were proposed to be delivered at signing of the Merger Agreement Following feedback from Colonel’s Special Committee and based on its instructions, Gleacher & Company indicated to Orchard that its initial offer was insufficient to consummate a transaction and that an offer price of at least $6.00 per share would be necessary. On March 18, 2010, the exclusivity period was extended to March 24, 2010. Orchard was instructed that the Special Committee would not consider an offer that contained a financing contingency On March 25, 2010, Orchard indicated that it would be unable to deliver committed financing at signing and also refused to increase its price from $5.50 per share despite higher run-rate EBITDA as determined by due diligence findings (Orchard moved from $75 million to $85 million); Orchard agreed to a break fee of 3% of enterprise value plus $2 million in expenses — On March 26, 2010, exclusivity was extended to March 29, 2010. Once again, Orchard was told that its offer needed to be at least $6.00 per share without a financing contingency On March 26, 2010, news of the potential buyout of Colonel was reported by the press at a presumed price of $6.00 per share 7 PROJECT COLONEL

PROCESS OVERVIEW CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Background (Cont.) On March 28, 2010, a first draft of the Merger Agreement was delivered to the Special Committee by Orchard’s counsel; the draft contained a financing condition and provided for a break fee of 3% of enterprise value plus uncapped expenses — The Special Committee’s counsel gave revisions to the draft on March 29, 2010, which removed the financing contingency, agreed to a 3% break fee but capped expenses at $2 million and requested the ability to specifically enforce the agreement. No further progress was made to the document subsequently — On March 29, 2010, the Special Committee held a meeting where the Board determined that it would not accept any offer contingent on financing; Orchard stated that it would endeavor to remove the financing contingency from the proposal Upon conclusion of Orchard’s exclusivity period, Colonel resumed discussions with various parties who also had interest in a potential acquisition. The Company engaged in a number of discussions with a financial sponsor as well as a major entertainment company with whom they intended to partner. The Company also entered into discussions at this time with another financial sponsor. These discussions did not lead to any offer to purchase the Company The other potential suitors were allowed into the data room and continued diligence on the Company. No alternate proposal was made On April 12, 2010, Orchard re-affirmed its offer of $5.50 per share On April 15, 2010, Orchard’s counsel sent a revised draft of the Merger Agreement to the Company. The Agreement had the following changes: the financing condition was removed, reimbursable expenses were increased to $3 million, a request was made for payment of expenses on shareholder turndown of the deal, a provision was added that if Orchard were not able to deliver debt financing within 90 days of signing, it would pay Company expenses of $3 million with a total cap on liability of $7.5 million and finally, the Agreement proposed a 30 business day marketing period for debt — The Special Committee’s counsel sent back a revised version and did not accept any of the new proposed language and asked for specific performance 8 PROJECT COLONEL

PROCESS OVERVIEW CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Background (Cont.) On April 18, 2010, there was a telephonic meeting with Orchard, Orchard counsel and the Special Committee’s counsel where the Company pushed for specific performance — Orchard did not agree to specific performance but agreed to an increased reverse break fee; the Company and Gleacher & Company agreed to propose a reverse break fee of $50 million — The Company proposed the $50 million reverse break fee as well as an increase of price over $5.50 per share; Orchard refused both but offered to increase the liability cap to $15 million On April 28, 2010, all parties agreed to move to a tender structure On May 7, 2010, Robert Sillerman resigned as Chairman and CEO of Colonel — Michael Ferrel was appointed Acting CEO and Edward Bleier was appointed Chairman of the Board On May 19, 2010, the Company received a revised draft of the Merger agreement with a tender structure — The new Agreement included a provision for a pure option of $15 million plus $3 million of expenses on a failed tender, with a total liability cap of $15 million — On May 21, 2010, Company counsel sent back a revised draft of the Merger Agreement agreeing to the cap on liability of $15 million, but said no to the pure option and to payment of expenses on a failed tender On May 27, 2010, Colonel received a proposal from a group led by Simon Fuller to acquire the Company — Colonel confirmed receipt of the acquisition proposal on May 28, 2010 and publicly disclosed that it had retained financial and legal advisors to assist it in evaluating strategic alternatives — Gleacher & Company attempted to reach Mr. Fuller by telephone on May 28, 2010. Mr. Fuller returned the call on May 30, 2010 9 PROJECT COLONEL

PROCESS OVERVIEW CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Background (Cont.) On May 28, 2010, Colonel received the same draft of the Merger Agreement as it had received on May 19, 2010 from Orchard’s counsel, re-iterating a $5.50 per share price On May 31, 2010, Company counsel sent a revised draft to Orchard’s counsel agreeing to the pure option but rejecting payment of expenses on a failed tender On June 4, 2010, Gleacher met with representatives of Barclays Capital who were advising and financing Simon Fuller’s bid for the Company One June 8, 2010 and June 9, 2010, Barclays Capital representatives conducted financial due diligence with Colonel management On June 25, 2010, Maple, a private equity firm, expressed interest to Colonel management in making an offer for the Company. Maple executed an NDA and conducted due diligence with Company management on June 28, 2010 On August 18, 2010, Atlas, a private equity firm, expressed interest to Colonel management in making an offer for the Company. Atlas executed an NDA and had initial due diligence meetings with the Company on August 20, 2010 On October 27, 2010, Colonel issued a press release stating that it was no longer discussing a potential sale of the Company or a controlling stake in the Company 10 PROJECT COLONEL

PROCESS OVERVIEW CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Process Summary Following the April 15 special Colonel Board meeting, the Board of Directors determined to follow a process to evaluate three unsolicited bids for the Company that it had received, assisted by its legal and financial advisors. The Board also directed Gleacher & Company to solicit additional potential strategic and private equity buyers of the Company On April 18, Gleacher & Company contacted the three parties who had submitted unsolicited offer letters, and, on behalf of the Board, invited each party to sign an NDA and proceed with due diligence on the Company. The diligence process was outlined as access to a data room, distribution of management financial forecasts and meetings with senior management of Colonel. Each bidder was told that fully financed bids and negotiated contracts for the Company would be due by close of business on Friday, May 6. All three bidders executed NDAs and agreed to the timeline and process as described Early in the week of April 18, Gleacher & Company, on behalf of the Board, contacted senior executives at other potential bidders for the Company including three additional private equity firms and nine strategic acquirors 11 PROJECT COLONEL

2 Transaction Summary

TRANSACTION SUMMARY CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Atlas Proposal — Summary of Key Offer Terms Offer Price per • $5.50 Common Share Total Purchase Price of • $514 million(1) Common Equity Form of Consideration • All cash Form of Transaction • Tender Offer with a Top-Up Option followed by a Merger • Based on ongoing discussions, Atlas expects to have executed Support Agreements with The Promenade Trust Support Agreements and Robert Sillerman. In addition, while no arrangements are in place with the senior management team, Atlas has developed a good rapport with them and looks forward to working with them going forward • Atlas has delivered to Colonel: — An executed equity commitment letter providing for up to $200 million in Equity Financing — An executed debt commitment letter pursuant to which Goldman Sachs Bank USA has committed to provide or cause to be provided to Atlas and/or the Surviving Corporation debt financing in an amount of not Proposed Financing less than $395 million — The merger agreement does not contain conditions to the offer or the merger related to the receipt of financing (1)Based on 93.5 million fully diluted shares. 13 PROJECT COLONEL

TRANSACTION SUMMARY

CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY

Purchase Price Summary

($ in Millions, Except per Share; Shares in Millions)

Purchase Price Summary

Offer Price Per Share **$5.50**

	Price	Prem. / (Disc.) to Offer
Current Price	$4.30	*27.9%*
1-Week	$4.56	*20.6%*
4-Weeks	$4.50	*22.2%*
6 Month Average	$3.99	*37.8%*
52-Week High (05/10/10)	$5.76	*(4.5%)*
52-Week Low (01/28/11)	$3.06	*79.7%*

Transaction Statistics

Offer Price Per Share	**$5.50**
Common Shares Outstanding	93.1
Plus: Dilutive Effect of Options	0.3
Fully Diluted Shares	93.5
Fully Diluted Common Equity Value	**$514.1**
Plus: Debt	60.6
Less: Cash	(69.5)
Net Debt	(8.8)
Plus: Preferred Equity	22.8
Plus: Minority Interest[1]	26.4
Enterprise Value	**$554.5**

			2012E[3]	
	LTM[2]	**2011E**	[REDACTED] **A**	[REDACTED] **B**
Revenue	$261.8	$239.9	$271.1	$260.0
EBITDA	71.1	68.0	90.2	80.2
EV / Revenue	2.12x	2.31x	2.05x	2.13x
EV / EBITDA	7.8x	8.2x	6.1x	6.9x

Source: Company filings, management projections and Capital IQ. Market statistics as of 05/06/11.

[1] Represents the implied market value of minority interest based on the value of the proposed transaction. Calculated as 15% of the implied value of Elvis Presley Enterprises, based on its 2011E EBITDA of $18.8 million and the EV / EBITDA multiple of Colonel's overall business, plus 20% of Muhammad Ali Enterprises, based on its 2011E EBITDA of $2.1 million and the EV / EBITDA multiple of Colonel's overall business.

[2] LTM as of 12/31/10.

[3] See Financial Overview on page 17 for details regarding [REDACTED] A and [REDACTED] B cases.

PROJECT COLONEL

14

GLEACHER & COMPANY

3 Valuation Analysis

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Methodology Overview Gleacher & Company has performed a number of analyses to assess the value of the equity of Colonel Historical Trading An analysis of the current value of Colonel’s equity, based on the historical observed trading Multiples Analysis multiples for the Company Comparable An analysis of the current trading multiples of selected publicly traded companies that Gleacher & Companies Analysis Company deemed relevant and a comparison of those trading multiples to the implied multiples of the Acquisition Discounted Cash An analysis of the present aggregate value of the projected free cash flows of Colonel based on Flow Analysis projections from management provided to Gleacher & Company 16 PROJECT COLONEL

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Financial Overview ($ in Millions) Historical and Management’s Projected Financials Historical Financials Management Projections 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E 19 Entertainment Revenue $207.5 $250.5 $201.3 $179.6 $204.9 $210.0 $216.4 $223.6 19 Entertainment Expense (123.5) (173.6) (132.0) (116.3) (121.9) (122.5) (126.4) (130.5) 19 Entertainment EBITDA $84.0 $76.8 $69.3 $63.3 $83.1 $87.5 $90.0 $93.1 EBTIDA Margin 40.5% 30.7% 34.4% 35.2% 40.5% 41.7% 41.6% 41.6% Elvis Presley Enterprises Revenue $54.9 $51.6 $57.3 $56.9 $62.7 $61.1 $63.3 $65.7 Elvis Presley Enterprises Expenses (37.7) (32.7) (37.3) (38.1) (40.8) (40.8) (42.2) (43.7) Elvis Presley Enterprises EBITDA $17.2 $18.9 $20.1 $18.8 $21.9 $20.3 $21.1 $22.0 EBTIDA Margin 31.3% 36.7% 35.0% 33.0% 35.0% 33.3% 33.4% 33.5% Ali Revenue $4.0 $3.2 $3.2 $3.4 $3.5 $3.6 $3.7 $3.8 Ali Expenses (3.0) (1.7) (1.5) (1.3) (1.3) (1.3) (1.3) (1.3) Ali EBITDA $1.0 $1.5 $1.8 $2.1 $2.2 $2.3 $2.4 $2.5 EBITDA Margin 25.7% 46.9% 54.8% 61.0% 62.3% 63.5% 64.6% 65.6% Total Revenue $266.4 $305.3 $261.8 $239.9 $271.1 $274.7 $283.4 $293.1 Growth 7.2% 14.6% (14.2%) (8.4%) 13.0% 1.3% 3.2% 3.4% Corporate Overhead (18.9) (20.6) (20.7) (17.0) (17.7) (18.4) (19.1) (19.9) Total Expenses ($183.1) ($228.6) ($191.4) ($172.7) ($181.6) ($183.0) ($189.0) ($195.4) % of Sales 68.7% 74.9% 73.1% 72.0% 67.0% 66.6% 66.7% 66.7% Equity in Affiliate 2.5 0.6 0.7 0.8 0.8 0.8 0.8 0.8 Total EBITDA — A Case (1) (2) (3) $85.8 $77.2 $71.1 $68.0 $90.2 $92.5 $95.2 $98.5 Margin 32.2% 25.3% 27.2% 28.3% 33.3% 33.7% 33.6% 33.6% Total EBITDA - B Case (1) (2) (4) $85.8 $77.2 $71.1 $68.0 $80.2 $82.5 $85.2 $88.5 Margin 32.2% 25.3% 27.2% 28.3% 30.9% 31.3% 31.3% 31.4% Source: Historical financials from Colonel filings and estimates provided by Colonel management. (1)Historical EBITDA adjusted for certain non-cash and non-recurring expenses and excludes discontinued or divested non-core businesses as reported in the Company filings and as indicated by management. (2)Projected EBITDA represents actual, unadjusted EBITDA as projected by the Company. 17 PROJECT COLONEL

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Valuation Summary Valuation Summary Implied EV / Method Implied Equity Value LTM EBITDA(4) Current Share Price Offer Price $4.30 $5.50 Historical Trading Multiples NTM EBITDA (5.5x — 6.5x) $3.67 $4.36 5.3x — 6.2x Comparable Companies(1) 2011E EBITDA (6.6x — 7.6x) $4.43 $5.12 6.3x — 7.3x 2012E EBITDA(2)(5.9x — 6.9x) $5.03 $5.89 7.1x — 8.3x Discounted Cash Flow(3) A Case $4.21 $5.00 6.0x — 7.1x B Case $3.82 $4.53 5.5x — 6.4x $3.00 $4.00 $5.00 $6.00 LTM EBITDA Multiple(4): 4.3x 5.7x 7.1x 8.5x Source: Estimates provided by Colonel management. Equity Value calculation reflects Net Debt of ($8.8) million as of 04/15/11, Preferred Stock of $22.8 millio n and the implied market value of Minority Interest. Note: 2011E / NTM EBITDA of $68.0 million. Share price as of 05/06/11. (1)Range determined using the arithmetic mean of the multiples of the most similar public peers, WWE and Liv e Nation, and shown at a range 0.5x above and below that point. (2)Range determined using 2012E EBITDA of $85.2 million based on the arithmetic mean of A and B cases. (3)Range represents hig h and low equity value based on a discount rate of 13.0% to 15.0% and a perpetuity growth rate of (0.5%) to 0.5%. Assumes transaction date of 06/30/11. (4)LTM EBITDA of $71.1 million as of 12/31/10 as per Colonel management. 18 PROJECT COLONEL

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Historical Trading Multiples EV / NTM EBITDA Since September 22, 2008(1) 12.0x Average Current 1 Yr Since Sept. ‘08 Colonel 5.6x 5.5x 6.1x Diversified Media 9.0x 8.8x 8.0x Content Management 7.7x 7.9x 7.6x 9.0 9.0x 7.7x Average: 6.1x 6.0 5.6x 3.0 Sep-08 Feb-09 Aug-09 Jan-10 Jun-10 Nov-10 May-11 (2) (3) Colonel Diversified Media Content Management Source: Capital IQ market data. Market statistics as of 05/06/11. Colonel NTM estimates not available for po ints where a multiple value is not shown. Colonel Enterprise V alue reflects the book value of minority interest ($5.8 million as of 12/31/10). (1)On this date, Colonel issued a press release indicating that Robert Sillerman, on beh alf of 19 X, had notified the Board that he no longer believed that 19X would be in a position to consummate its pendin g acquisition of Colonel at $12.00 per share by the merger agreement deadline of 10/31/08. The agreement was subsequently formally terminated on 11/01/08. (2)Div ersified Media composite includes Lions Gate, News Corp, Walt Disney, Via com, CBS and Time Warner. (3)Content Management composite includes Scripps Networks, Live Nation, DreamWorks, Madison Square Garden, Warner Music Group and WWE. 19 PROJECT COLONEL

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY

Comparable Companies

($ in Millions, Except Per Share)

Comparable Companies Analysis

Company	Sh. Price 5/6/11	Prem. / (Disc.) to LTM High	Prem. / (Disc.) to LTM Low	Equity Value	Ent. Value	EV / Revenue 2011E	EV / Revenue 2012E	EV / EBITDA 2011E	EV / EBITDA 2012E	Long Term EPS Growth
Diversified Media										
Walt Disney	$43.06	*(2%)*	*37%*	$83,518	$95,176	2.3x	2.1x	9.0x	8.2x	16.3%
Time Warner	36.25	*(5%)*	*29%*	38,817	52,355	1.8	1.8	7.7	7.2	14.7
News Corp.	17.51	*(3%)*	*48%*	46,954	51,415	1.5	1.4	7.8	7.0	14.2
Viacom	50.32	*(2%)*	*64%*	30,208	35,922	2.5	2.4	8.7	8.1	16.3
CBS Corp.	26.57	*(2%)*	*107%*	18,317	23,261	1.6	1.5	8.0	7.2	14.1
Lions Gate Entertainment	6.27	*(18%)*	*9%*	857	1,484	0.9	0.8	16.1	15.0	5.0
Mean						**1.8x**	**1.7x**	**9.6x**	**8.8x**	**13.4%**
Median						**1.7**	**1.6**	**8.4**	**7.7**	**14.4**
Content Management										
Scripps Networks Interactive	$50.68	*(5%)*	*27%*	$8,607	$9,060	4.2x	3.8x	8.8x	7.8x	14.0%
Live Nation	10.75	*(27%)*	*28%*	1,999	2,940	0.6	0.6	7.5	6.8	NA
Warner Music Group[(1)]	4.72	*(41%)*	*13%*	732	2,496	0.9	0.9	7.6	7.7	NA
DreamWorks Animation	25.85	*(33%)*	*2%*	2,161	2,075	2.6	2.6	9.2	8.9	13.1
Madison Square Garden	26.78	*(10%)*	*43%*	2,066	1,760	1.5	1.4	8.1	6.6	20.0
WWE	10.72	*(38%)*	*2%*	794	625	1.3	1.2	6.7	6.0	9.0
Mean						**1.8x**	**1.8x**	**8.0x**	**7.3x**	**14.0%**
Median						**1.4**	**1.3**	**7.9**	**7.2**	**13.6**
Blended Mean						**1.8x**	**1.7x**	**8.8x**	**8.0x**	**13.7%**
Blended Median						**1.6**	**1.5**	**8.1**	**7.4**	**14.1**
Colonel[(2)]	**$4.30**	**(25.3%)**	**40.5%**	**$401**	**$433**	**1.6x**	**1.4x**	**5.7x**	**5.3x**	**NA**
Colonel Offer Price[(2)]	**$5.50**			**$514**	**$552**	**2.0x**	**1.8x**	**7.3x**	**6.7x**	**NA**

Source: Company filings, IBES and Wall Street Research. IBES Estimates and market statistics as of 05/06/11. All financials calendarized to December year end for comparative purposes.
(1) Warner Music Group market statistics as of 01/20/11 prior to news reports indicating that the Company was seeking a buyer.
(2) Colonel and Colonel Offer Price multiples calculated using estimates from Craig-Hallum research report dated 03/10/11.

PROJECT COLONEL 20 GLEACHER & COMPANY

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Discounted Cash Flow — A Case ($ in Millions) Assumptions Sensitivity Analysis 2011E — 2015E revenue and EBITDA projections Implied Share Price provided by Colonel management Discount Rate — 4.56x 13.0% 14.0% 15.0% Perpetual (0.5%) $4.78 $4.47 $4.21 Growth 0.0% 4.88 4.56 4.28 Rate 0.5% 5.00 4.66 4.36 WACC of 14.0%, based on Gleacher & Company analysis and discussions with Colonel management Implied Enterprise Value Perpetuity growth rate of 0.0% Discount Rate 461.3x 13.0% 14.0% 15.0% Assumes mid-period convention Perpetual (0.5%) $483 $453 $426 Growth 0.0% 493 461 434 4.5 year projection period Rate 0.5% 505 471 442 Assumes valuation date of 06/30/11 Implied 2011E EBITDA Multiple Assumes tax rate of 41.0% Discount Rate 6.8x 13.0% 14.0% 15.0% Perpetual (0.5%) 7.1x 6.7x 6.3x Growth 0.0% 7.3 6.8 6.4 Rate 0.5% 7.4 6.9 6.5 Source: Financial projections provided by Colonel management. 21 PROJECT COLONEL

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Discounted Cash Flow — A Case (Cont.) ($ in Millions) Free Cash Flow Calculation Terminal Value Calculation Terminal Year Normalized FCF (12/31/15)(2) 2011E 2012E 2013E 2014E 2015E Term. Yr. $56 EBIT $49 $71 $73 $75 $78 $96 Terminal Value (@ Gr. Rate of 0.0%) $403 Less: Assumed Taxes (20) (29) (30) (31) (32) (39) Discount Period 4.5 Tax-Effected EBIT $29 $42 $43 $44 $46 $56 Discount Factor (@ WACC of 14.0%) 0.55 Plus: Depreciation 3 3 3 4 4 3 Discounted Terminal Value $224 Plus: Amortization 16 16 16 16 16 0 Less: Increases in Working Cap. 5 9 (0) 0 0 0 NPV of Tax Savings from Amortization(3) $13 Less: Capital Expenditures (4) (2) (3) (3) (3) (3) Plus: Other Adjustments(1) 4 6 4 4 3 0 Enterprise Value $461 Less: Deal Date Adjustment (26) 0 0 0 0 0 Terminal Value as % of Total 48.5% Total Unlevered FCF $27 $74 $64 $66 $67 $56 Net Debt 9 Discount Period 0.25 1.00 2.00 3.00 4.00 Minority Interest (4) (22) Discount Factor (@ WACC of 14.0%) 0.97 0.88 0.77 0.67 0.59 Preferred Shares (23) Discounted Free Cash Flow $26 $65 $50 $45 $40 Equity Value $425 Present Value of Free Cash Flow $225 Implied Share Price $4.56 Source: Financial projections provided by Colonel management. (1)Other adjustments reflects return of capital related to Colonel’s investment in Viva Elvis and exercise of put option on Company-owned plane in 2012. (2)Normalized free cash flow reflects depreciation equal to capital expenditures in the terminal year and excludes amortization. The NPV of amortization is calculated separately as described in footnote 2. (3)Reflects the net present value of future tax savings expected from amortization of finite intangibles from 2016 to 2024. (4)Represents the implied market value of minority interest based on the calculated enterprise value. 22 PROJECT COLONEL

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Discounted Cash Flow — B Case ($ in Millions) Assumptions Sensitivity Analysis 2011E — 2015E revenue and EBITDA projections Implied Share Price provided by Colonel management Discount Rate — 4.14x 13.0% 14.0% 15.0% Perpetual (0.5%) $4.34 $4.06 $3.82 Growth 0.0% 4.43 4.14 3.89 Rate 0.5% 4.53 4.23 3.96 case Implied Enterprise Value WACC of 14.0%, based on Gleacher & Company analysis and discussions with Colonel management Discount Rate 419.8x 13.0% 14.0% 15.0% Perpetuity growth rate of 0.0% Perpetual (0.5%) $439 $412 $388 Growth 0.0% 449 420 395 Assumes mid-period convention Rate 0.5% 459 428 402 4.5 year projection period Implied 2011E EBITDA Multiple Assumes valuation date of 06/30/11 Discount Rate 6.2x 13.0% 14.0% 15.0% Assumes tax rate of 41.0% Perpetual (0.5%) 6.5x 6.1x 5.7x Growth 0.0% 6.6 6.2 5.8 Rate 0.5% 6.7 6.3 5.9 Source: Financial projections provided by Colonel management. 23 PROJECT COLONEL

VALUATION ANALYSIS CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY Discounted Cash Flow — B Case (Cont.) ($ in Millions) Free Cash Flow Calculation Terminal Value Calculation Terminal Year Normalized FCF (12/31/15)(2) 2011E 2012E 2013E 2014E 2015E Term. Yr. $51 EBIT $49 $61 $63 $65 $68 $86 Terminal Value (@ Gr. Rate of 0.0%) $361 Less: Assumed Taxes (20) (25) (26) (27) (28) (35) Discount Period 4.5 Tax-Effected EBIT $29 $36 $37 $39 $40 $51 Discount Factor (@ WACC of 14.0%) 0.55 Plus: Depreciation 3 3 3 4 4 3 Discounted Terminal Value $200 Plus: Amortization 16 16 16 16 16 0 Less: Increases in Working Cap. 5 8 (0) 0 0 0 NPV of Tax Savings from Amortization(3) $13 Less: Capital Expenditures (4) (2) (3) (3) (3) (3) Plus: Other Adjustments(1) 4 6 4 4 3 0 Enterprise Value $420 Less: Deal Date Adjustment (26) 0 0 0 0 0 Terminal Value as % of Total 47.7% Total Unlevered FCF $27 $67 $58 $60 $61 $51 Net Debt 9 Discount Period 0.25 1.00 2.00 3.00 4.00 Minority Interest(4) (20) Discount Factor (@ WACC of 14.0%) 0.97 0.88 0.77 0.67 0.59 Preferred Shares (23) Discounted Free Cash Flow $26 $59 $45 $41 $36 Equity Value $386 Present Value of Free Cash Flow $207 Implied Share Price $4.14 Source: Financial projections provided by Colonel management. (1)Other adjustments reflects return of capital related to Colonel’s investment in Viva Elvis and exercise of put option on Company-owned plane in 2012. (2)Normalized free cash flow reflects depreciation equal to capital expenditures in the terminal year and excludes amortization. The NPV of amortization is calculated separately as described in footnote 2. (3)Reflects the net present value of future tax savings expected from amortization of finite intangibles from 2016 to 2024. (4)Represents the implied market value of minority interest based on the calculated enterprise value. 24 PROJECT COLONEL

4 Appendix

APPENDIX CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY WACC Analysis Detail Risk Free Rate Represents yield on 10-Year US Treasury bond as of 05/06/11 Risk Factor Gleacher & Company estimate based on current market conditions. Represents implied equity beta based on relative risk factors for the Company and its peer universe Equity Risk Premium Per Bloomberg as of 05/06/11 Small Stock Risk Per Ibbotson’s 2011 Valuation Yearbook Premium Normalized Cost of Gleacher & Company estimate based on historical market averages Debt Marginal Tax Rate As per Management and observed historical tax rates for the Company Capital Structure Gleacher & Company estimate based on review of peer universe debt / cap ratios 26 PROJECT COLONEL

APPENDIX CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY WACC Analysis Detail Cost of Equity Cost of Debt Capital asset pricing model (CAPM) 16.84% = 3.15% + (1.5 x 7.17%) + 2.94% 4.43% = 7.50% x (1 — 0.41) Cost of Risk Free Risk Equity Small Cost of Normalized Equity Rate Factor Marginal Risk Stock Risk Debt After Cost of Tax Rate Premium Premium Tax Debt Weighted Average Cost of Capital WACC Sensitivity Analysis Equity Beta 14.36% = 16.84% x 80.0% + 4.43% x 20.0% 14.4% 1.30 1.40 1.50 1.60 1.70 10.0% 12.77% 13.34% 13.92% 14.49% 15.07% Cost of Share of Cost of Share of 15.0% 12.99% 13.57% 14.14% 14.71% 15.29% WACC Debt Equity Equity Debt After 20.0% 13.21% 13.79% 14.36% 14.93% 15.51% Tax Share of Debt 25.0% 13.44% 14.01% 14.58% 15.16% 15.73% 30.0% 13.66% 14.23% 14.80% 15.38% 15.95% See next page for detail on all assumptions. 27 PROJECT COLONEL

APPENDIX CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY

WACC Analysis Detail

($ in Millions)

WACC Analysis

		Colonel	14.36%		
Target Equity Percentage	80.00%	Target Debt Percentage	20.00%	Tax Rate	41.00%
Market Risk Premium	7.17%	Risk Free Rate	3.15%	Relevered Equity Beta	1.50
Small Company Risk Premium	2.94%	Expected Cost of Debt	7.50%		
Expected Cost of Equity	16.84%				

Company	Market Value of Equity	Net Debt	Total Cap.	Net Debt / Total Cap.	Equity / Total Cap.	Projected Equity Beta[1]	Unlevered Asset Beta
Diversified Media							
Walt Disney	$83,518	$9,716	$93,234	10.4%	89.6%	0.99	0.92
Time Warner	38,817	13,534	52,351	25.9%	74.1%	1.00	0.81
News Corp.	46,954	3,639	50,593	7.2%	92.8%	1.30	1.24
Viacom	30,208	5,602	35,810	15.6%	84.4%	0.90	0.81
CBS Corp.	18,317	4,944	23,261	21.3%	78.7%	1.47	1.25
Lions Gate Entertainment	857	786	1,643	47.8%	52.2%	0.98	0.61
Mean				21.4%	78.6%	1.11	0.94
Median				18.4%	81.6%	0.99	0.87

Company	Market Value of Equity	Net Debt	Total Cap.	Net Debt / Total Cap.	Equity / Total Cap.	Projected Equity Beta[1]	Unlevered Asset Beta
Content Management							
Scripps Networks Interactive	$8,607	$91	$8,698	1.1%	98.9%	0.85	0.85
Live Nation	1,999	808	2,808	28.8%	71.2%	1.69	1.34
Warner Music Group	732	1,714	2,445	70.1%	29.9%	1.69	0.67
DreamWorks Animation	2,161	(86)	2,075	(4.1%)	104.1%	1.11	1.14
Madison Square Garden	2,066	(306)	1,760	(17.4%)	117.4%	0.84	0.93
WWE	794	(169)	625	(27.1%)	127.1%	1.17	1.36
Mean				8.5%	91.5%	1.22	1.05
Median				(1.5%)	101.5%	1.14	1.03
Blended Mean				15.0%	85.0%	1.17	0.99
Blended Median				13.0%	87.0%	1.05	0.93

Source: Company filings and Wall Street research. Market statistics as of 05/06/11.
[1] Projected equity betas as per MSCI Barra predicted betas.

PROJECT COLONEL 28 GLEACHER & COMPANY

APPENDIX CONFIDENTIAL | FOR DISCUSSION PURPOSES ONLY

Shareholder Summary (Top 50 Holders)

Colonel's largest three shareholders hold 49.7% of the Company's outstanding shares

Name	% O / S	Name	% O / S
Robert Sillerman	20.6%	Geode Capital Management	0.2%
W.R. Huff Asset Management	15.0%	BNY Mellon	0.2%
BlackRock	14.0%	Kraig Fox	0.2%
Capital Research and Management Company	7.1%	BNP Paribas	0.2%
Paradigm Capital Management	4.9%	Renaissance Technologies	0.1%
Och-Ziff	4.0%	California Public Employees' Retirement System	0.1%
Howard Tytel	2.9%	Michael Ferrel	0.1%
Vanguard Group	2.4%	Rhumbline Advisers	0.1%
Porter Orlin	2.2%	Credit Suisse	0.1%
Pennsylvania Public School Employees Retirement System	1.7%	Mellon Capital	0.1%
Tom Benson	1.5%	Jerry Cohen	0.1%
State Street	1.4%	Parametric Portfolio Associates	0.1%
AWM Investment Company	0.9%	Florida State Board of Administration	0.1%
Northern Trust	0.8%	SunAmerica Asset Management	0.1%
Dimensional Fund Advisors	0.7%	Ohio Public Employees Retirement System	0.1%
Stark Investments	0.7%	Metropolitan Life Insurance Company	0.1%
Columbia Partners	0.6%	Manulife Asset Management Limited	0.1%
Norges Bank Investment Management	0.5%	Hutchin Hill Capital	0.1%
Newcastle Capital Group	0.4%	Morgan Stanley	0.0%
Teachers Insurance College Retirement Equities Fund	0.4%	ING Investment Management	0.0%
Goldman Sachs	0.4%	AllianceBernstein	0.0%
Two Sigma Investments	0.3%	Principal Global Investors	0.0%
Deutsche Bank	0.3%	Cougar Trading	0.0%
Charles Schwab Investment Management	0.2%	California State Teachers' Retirement System	0.0%
Technical Financial Services	0.2%	Bascom Hill Partners	0.0%

Top 3 Shareholders	**49.6%**
Top 10 Shareholders	**74.7%**
Top 25 Shareholders	**83.8%**
Top 50 Shareholders	**85.9%**

Source: Thomson as of 05/06/11 and Company proxy filing as of 11/03/10.

PROJECT COLONEL 29 GLEACHER & COMPANY